•090501•

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20110721821-65
Filing Date and Time 10/05/20111:10 PM
Entity Number C10156-1998

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS)

USE BLACK INK ONLY · DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE use:ONLY

This Form Is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.260)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1.  Name of Nevada entity as last recorded in this office:

Power Play Development Corporation

2.	The articles are: (mark only one box) ☐ Restated ☒ Amended and Restated

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3.	Indicate what changes have been made by checking the appropriate box:"

☐

No amendrnents; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒	The entity name has been amended.
☐	The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
☐	The purpose of the entity has been amended
☒	The authorized shares have been amended.
☐	The directors. managers or general partners have been amended
☐	IRS tax language has been added.
☒	Articles have been added.
☒	Articles have been deleted
☐	Other. The articles or certificate have been amended as follows: (provide ·article numbers, if available)

*This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above infomiation and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary Of State Restates Articles

Revised: 10-16-09

RESTATED ARTICLES OF INCORPORATION

Power Play Development Corporation, a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

1.                                   The name of the corporation is hereby being changed in this restatement to Bluestar Technologies, lnc. It was originally incorporated under the name of Sensor Technologies, Inc., and the original Articles of Incorporation of the corporation were filed with the Secretary of State of Nevada on May 04, 1998.

2.                                    Pursuant to Chapter 78, Title 7 of Nevada Revised Statutes. these Restated Articles of Incorporation restate in its entirety and integrate and further amend the provisions of the Articles of Incorporation of this corporation.

3.                                  These Amended and Restated Articles have been adopted and approved by holders of a majority of the outstanding voting shares of the corporation.

4.                                   The text of the Restated Articles oflncorporation as heretofore restated in its entirety is hereby restated and further amended to read as follows:

ARTICLES OF INCORPORATION

OF

BLUESTAR TECHNOLOGlES, INC.

ARTICLE I. NAME

The name of the corporation is BLUESTAR TECHNOLOGIES, INC. (the "Corporation").

ARTICLE II. REGISTERED OFFICE

The name and address of the Corporation's registered office in the State of Nevada is The Corporation Trust Company of Nevada, 311 S. Division St., in the City of Carson City, in the State of Nevada, zip code 89703.

ARTICLE III. PURPOSE

The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under Nevada Law.

ARTICLE IV. CAPITAL STOCK

The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Preferred Stock authorized to be issued is Twenty Million (20,000,000). The number of shares of Common Stock authorized to be issued is Four Hundred Million (400,000,000). The Preferred Stock and the Common Stock shall each have a par value of $0.001 per share.

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(A)            Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matters submitted to a vote of the stockholders, except as otherwise required by law.

(B)             Provisions Relating to the Preferred Stock. The Board of Directors (the "Board") is authorized, subject to limitations prescribed by law and the provisions of this article 4, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Nevada to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to. determination of the following:

(1)       The number of shares constituting that series and distinctive designation of that series;

(2)              The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)               Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)               Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shalt determine;

(5)               Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)               Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)              The rights of the shares of that series in the event of voluntary or involun tary liquidation, dissolution or winding up of the corporation, and the relatjve rights of priority, if any, of payment of share of that series;

(8)        Any other relative or participation rights, preferences and limitations of that series;

(9)        If no shares of any series of Preferred Stock are outstanding, the elimination of the designation, powers, preferences, and right of such shares, in which event such shares shall return to their status as authorized but undesignated Preferred Stock.

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ARTICLE V. BOARD OF DIRECTORS

(A)               Number. The number of directors constituting the entire Board shall be as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

(B)                Vacancies. Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

(C)                The election of directors need not be by written ballot.

ARTICLE VI. BYLAWS

ln furtherance and not in limitation of the powers conferred by statute , the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII. LIABILITY

To the fullest extent permitted by Nevada law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the affect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE XIII. STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Nevada as the Bylaws may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE IX. AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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I, THE UNDERSIGNED, being the Secretary of Bluestar Technologies , Inc. pursuant to Chapter 78, Article 7 of Nevada Revised Statutes, hereby declare and certify, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of October, 2011.

/s/ Erick Hansen
Erick Hansen

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